Exhibit 10.58

March 18, 2008

Arthur S. Hsieh

Dear Arthur

Hansen Medical, Inc. is pleased to offer you full time employment with the Company as our Chief Patent Counsel, reporting to me.

You will be paid a starting at the rate of $16,666.67 per month (approximately $200,000 annualized) payable on the Company’s regular payroll dates. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that I have enclosed with this letter. Benefits are effective the first of the month following the date of your employment. You will also be eligible to participate in the Incentive Bonus Program at the 20% level; payment of the bonus is dependent upon Company performance and achievement of individual goals and objectives.

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 20,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Stock Plan, as described in that Plan and the applicable stock option agreement.

As all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, which is enclosed.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive officer.

While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

Arthur Hsieh

March 18, 2008

In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you wish to accept employment at Hansen under the terms described above, please sign and date this letter and the Proprietary Information Agreement, and return them to me by March 19, 2008. You may scan and email the letter to                              or fax the acceptance to Cathy Wooten, at 650-404-            . If you accept our offer, we would like you to start work on April 14, 2008 or as soon thereafter as possible.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ David Lundmark
David Lundmark
VP for IP and Legal

I have read and accept this employment offer: /s/ Arthur S. Hsieh

Dated: March 18, 2008